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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11--Computations of Earnings Per Share
                    (In Thousands, Except Per Share Amounts)

                                          Three months          Nine months
                                         ended July 31,        ended July 31,
                                       ------------------    -----------------
                                         1996       1995      1996       1995
                                       -------     ------    ------     ------
Primary Earnings Per Share:
Earnings data:
  Net (loss) income                    $(1,827)     2,413     5,254      6,637
                                       =======     ======    ======     ======
Weighted average shares outstanding:

  Average shares of common stock
   outstanding                          17,193     16,318    16,806     16,227
  Net effect of dilutive stock
   options--based on the treasury
   stock method using average market
   price                                    --      1,220     1,390      1,095
                                       -------     ------    ------     ------
  Weighted average shares outstanding   17,193     17,538    18,276     17,322
                                       =======     ======    ======     ======
Earnings per common share:
   Net (loss) income                    $(0.11)      0.14      0.29       0.38
                                        ======       ====      ====       ====